As filed with the Securities and Exchange Commission on April 29, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OLYMPIC STEEL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1245650
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

22901 Millcreek Blvd., Highland Hills, Ohio	44122
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Olympic Steel, Inc. 2007 Omnibus Incentive Plan

(Full Title of the Plan)

Michael D. Siegal, Chairman of the

Board and Chief Executive Officer

Olympic Steel, Inc.

22901 Millcreek Blvd.

Highland Hills, Ohio 44122

(Name and Address of Agent For Service)

(216) 292-3800

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, without par value	500,000	$20.55	$10,275,000	$1,034.70

(1)	Represents shares of common stock, without par value ( “Common Stock”), of Olympic Steel, Inc. (the “Registrant”) issuable pursuant to the Amended and Restated Olympic Steel, Inc. 2007 Omnibus Incentive Plan (the “Plan”) being registered hereon.
(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers such additional shares of Common Stock that may become issuable pursuant to the anti-dilution provisions of the Plan.
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 promulgated under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the Nasdaq Global Market on April 25, 2016, which date is within five business days prior to filing.

EXPLANATORY NOTE

The Registrant hereby files this registration statement on Form S-8 to register an additional 500,000 shares of Common Stock under the Plan for which a previously filed registration statement on Form S-8 relating to the Plan is effective. Pursuant to General Instruction E to Form S-8, this registration statement incorporates by reference the contents of the registration statement on Form S-8 (Registration No. 333-143900) filed by the Registrant on June 20, 2007, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Registrant, with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016;

(b)	The Registrant’s Current Report on Form 8-K filed on March 31, 2016; and

(c)	The description of the Registrant’s Common Stock contained in the registration statement on Form 8-A filed on January 31, 1994, including any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 6.	Indemnification of Officers and Directors.

Under Section 1701.13 of the Ohio Revised Code, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

Section 1701.13 of the Ohio Revised Code authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 1701.13.

Under certain circumstances provided in Article V of our Amended and Restated Code of Regulations and subject to Section 1701.13 of the Ohio Revised Code (which sets forth the conditions and limitations governing the indemnification of officers and directors), we will indemnify any of our current or former directors or officers against losses, damages, or liabilities reasonably incurred by that director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. We maintain liability insurance for all of our directors and officers. The insurance also insures the Registrant against amounts payable to indemnify directors and officers, subject to policy limits and retention amounts.

Item 8.	Exhibits.

Exhibit Number	Description of Document	Reference

4.1	Amended and Restated Articles of Incorporation	Incorporated by reference to Exhibit 3.1(i) of the Registrant’s registration statement on Form S-1 (No. 33-73992) filed with the Commission on January 1, 1994

4.2	Amended and Restated Code of Regulations	Incorporated by reference to Exhibit 3.1 to Registrant’s Form 10-Q filed with the Commission on August 6, 2015 (Commission File No. 0-23320).

4.3	Amended and Restated Olympic Steel, Inc. 2007 Omnibus Incentive Plan	Filed herewith

5.1	Opinion of Jones Day	Filed herewith

23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Jones Day	Included in Exhibit 5.1

24.1	Power of Attorney	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Highland Hills, state of Ohio, on April 29, 2016.

OLYMPIC STEEL, INC.

By:	/s/ Richard T. Marabito
Richard T. Marabito
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

*	*
Michael D. Siegal Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	Arthur F. Anton Director

/s/ Richard T. Marabito	*
Richard T. Marabito Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	Howard L. Goldstein Director

*	*
David A. Wolfort President, Chief Operating Officer and Director	Donald R. McNeeley Director

*	*
Ralph M. Della Ratta, Jr. Lead Director	Dirk A. Kempthorne Director

*
Michael G. Rippey Director

*	Richard T. Marabito, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors of the Registrant pursuant to a power of attorney filed with the Securities and Exchange Commission.

April 29, 2016	By:	/s/ Richard T. Marabito
Richard T. Marabito

EXHIBIT INDEX

Exhibit Number	Description of Document	Reference

4.1	Amended and Restated Articles of Incorporation	Incorporated by reference to Exhibit 3.1(i) of the Registrant’s registration statement on Form S-1 (No. 33-73992) filed with the Commission on January 1, 1994

4.2	Amended and Restated Code of Regulations	Incorporated by reference to Exhibit 3.1 to Registrant’s Form 10-Q filed with the Commission on August 6, 2015 (Commission File No. 0-23320).

4.3	Amended and Restated Olympic Steel, Inc. 2007 Omnibus Incentive Plan	Filed herewith

5.1	Opinion of Jones Day	Filed herewith

23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Jones Day	Included in Exhibit 5.1

24.1	Power of Attorney	Filed herewith